Exhibit 10.1

COMPRESSED NATURAL GAS FUEL STATION AGREEMENT

This Compressed Natural Gas Fuel Station Agreement (the “Agreement”) made this 28th day of June, 2016 (“Effective Date”), is by and between Titan Blaine, LLC, a Minnesota limited liability company with offices located at 315 E Lake Street, Suite 301 Wayzata MN 55391 (“Titan”), Walters’ Recycling & Refuse, Inc., a Minnesota corporation with offices located at 2830 101st Ave. NE, Blaine, Minnesota 55449 (“Walters”) and Walters’ Investments, LLC, a Minnesota limited liability company with offices located at 2830 100th Ave. NE, Blaine, Minnesota 55449 (“Owner”).

RECITALS

WHEREAS, Titan is in the business of constructing, maintaining and operating compressed natural gas (“CNG”) fueling systems as well as supplying CNG to said systems;

WHEREAS, Walters desires to have a private CNG dispensing system constructed at its principal place of business located at 2830 101st Ave NE, Blaine, Anoka County, Minnesota (the “Property”) for its private use;

WHEREAS, Owner is the fee simple owner of the Property and consents to Titan constructing the CNG dispensing system on a portion of the Property;

WHEREAS, upon completion of the construction of the CNG dispensing system, Walters’ desires to purchase and Titan desires to provide the CNG for use by Walters;

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements set forth herein, the parties hereto agree as follows:

1.          SYSTEM. Titan, at its sole cost and expense, agrees to design, construct, install, and maintain the CNG dispensing system (equivalent to Bauer C26.10 175HP) consisting of all tanks, pumps, piping, fixtures and equipment, as more fully described in Exhibit A attached hereto and incorporated herein (the “System”). The System shall include, at a minimum, thirteen twelve (13) time fill posts and one (1) non-metered fast fill post installed on cement barriers with above ground plumbing and electrical and shall be capable of fueling a minimum of thirteen (13) vehicles overnight. The System shall be constructed on the Property in a location designated and delineated by Owner and Walters in consultation with Titan and as approved by all governmental authorities. Titan also agrees to design, construct, install and maintain such additional compression and time fill posts on the Property as Walters and Owner shall designate in the future from time to time or as becomes necessary to accommodate Walters demand for CNG gasoline gallon equivalents (“GGE”). The System shall only be used for the purposes of filling Walters’ vehicles and authorized Titan vehicles and trailers. Titan shall neither commit nor permit any waste to occur on the Property. Titan, at its sole cost and expense, shall comply with all laws, ordinances and regulations, and all declarations, covenants and restrictions applicable to the Property, and with all governmental orders and directives which impose any duty or restriction with respect to the use or operation of the System and occupation of the Property.

1.1.       Construction of the System. Titan agrees that the System shall be fully operational within twelve (12) months from the Effective Date; provided, however, in the event the System is not fully operational within said time period, Walters may terminate this Agreement on thirty (30) days written notice to Titan and Titan shall return the Property to its pre-construction condition. As part of the construction process, Titan may, at its sole cost and expense, survey the Property as needed. Titan may not commence construction, nor make any other improvements, alterations, additions or installations in or to the Property without first obtaining Owners prior written consent, which shall only be considered after Owner first receives from Titan its final written plans and specifications, substantially similar to the preliminary site plan attached hereto as Exhibit B, a sworn construction statement, copies of contracts, necessary permits and licenses, an indemnification in such form and amount as may be reasonably satisfactory to Owner. All authorized change orders must also be submitted to Owner, and approved in writing, prior to performance. All work related to the construction shall be completed by licensed and bonded contractors, of Titan’s choosing with a provision in each contract that states: “Contractor hereby waives its right to file a lien against the Property arising from or relating to performance of the contemplated construction or any other labor, equipment, services and/or materials contributed to the Property for which a mechanic’s lien could otherwise be filed against the Property but for this Agreement, including any and all such labor, services and/or materials provided or supplied to the Property by Contractor or its Subcontractors. Nothing in this Section is intended to affect the provisions of the Construction Contract that address rights of the parties in connection with improperly performed or non-conforming work. Contractor or its Subcontractors hereby agree to look solely to Titan in the event of non-payment.” All construction shall be completed in a professional manner. Titan represents and warrants it shall design, construct and maintain the System in compliance with all applicable governmental statutes, ordinances, regulations and codes, as well as reasonable directions from Owner and/or Walters so as not to unreasonably interfere with the performance of Walters’ business operations. Owner’s approval of plans and specifications shall not constitute an acknowledgment that the construction of the System if done in conformity therewith will so conform and Titan shall be solely responsible for corrections to the construction required by any governmental agency or Owner’s or Walters’ insurance carrier. Owner reserves the right to require changes in the construction when necessary by reason of code requirements or directives of governmental authorities having jurisdiction over the System or the Property. Titan shall secure its own building and occupancy permits, licenses, zoning and other governmental or regulatory approvals. Owner agrees to cooperate with Titan in order to facilitate Titan securing the necessary permits for the construction and operation of the System. Titan shall not erect, maintain, or display any signs or advertising on the Property; provided, however, Titan may brand the System components with its Marks (as defined below) subject further to all applicable laws, ordinances and regulations, and subject to Walters prior right to review and approve such branding which shall not be unduly withheld, conditioned or delayed. At no time shall Titan allow any liens, judgments, security interests or other encumbrances to accrue against the Property. Upon completion of construction, Titan shall provide copies of full and final lien waivers to Walters and Owner from all of Titan’s contractors, subcontractors, suppliers, vendors or other persons providing materials or labor to the System, as well as evidence of issuance of any certificates, licenses, or other approvals from any governmental agency or regulatory inspections indicating the System is in compliance with all applicable laws, codes, regulations and governmental approvals. Upon the System becoming operational, Owner’s lender is requiring that an ALTA survey (certified to Owner, lender and title company) and a title insurance policy date-down endorsement be obtained, therefore, Titan shall, at its sole cost and expense, cause said ALTA survey to be performed by a licensed and registered land surveyor and said date-down endorsement be obtained by lender’s title company.

1.2.       Ownership of Improvements. Titan shall retain ownership of all unattached movable components of the System, including but not limited to fixtures, personal property, appliances and other equipment (collectively, the “Equipment”) but specifically excluding than those components which are permanent in nature or if removed from the Property, would cause substantial and/or permanent damage to the Property. Such items, at the expiration of the Term (as defined below), or earlier termination of this Agreement shall become the property of Owner and Titan shall execute all necessary documentation to evidence the same. Upon the expiration of the Term, or earlier amicable termination of this Agreement, Walters shall have the first right of refusal to purchase any or all Titan owned Equipment relating to the System under the terms and conditions of a purchase agreement to be negotiated between the parties in good faith upon notice that this Agreement is expiring or is being terminated.

1.3.       Utilities. As part of the construction of the System, Titan shall install separately metered utility services as required to operate the System, under Titan’s name and at Titan’s sole expense. Titan shall be responsible for the cost of all utilities supplying the System. In the event separate utility service cannot be established, through no fault of the parties to this Agreement, Titan, on a monthly basis, shall pay to Walters or Owner, as applicable, within thirty (30) days from receipt of an invoice for its share of the System utilities, as determined by a separate agreement between Walters and Titan negotiated in good faith. Said agreement shall provide that a finance charge will be imposed at a rate of 1.0% (one percent) per month on any balances that remain unpaid after thirty (30) days past the invoice date. The balance to which the rate will be applied includes any arrearages or finance charges. For purposes of computing the finance charge, a month runs from one date in a month to the corresponding date in the following month, or, if there is no corresponding data, then to the last day of the following month. A day is considered 1/30th of a month if the computation is made for a fraction of a month. Owner and Walters shall not be liable to Titan for any failure or interruption of any utility service supplying the System, whether said service is separately metered or obtained through the use of Walters or Owner’s existing utility services.

1.4.       Indemnification. Titan shall indemnify and hold Walters and Owner harmless from any and all claims arising out of or relating to the construction of the System, including, but not limited to any construction defects, or arising out of relating to any act or omission of Titan, its contractors, agents, representatives, and employees, including, but not limited to any claims by Titan’s employees or agents. Indemnification shall include all expenses, including, without limitation, attorney fees and costs incurred by Walters or Owner in investigation and defense of the claim. This indemnification shall not require payment as a condition precedent to recovery.

2.          TERM. This Agreement shall commence on the Effective Date. For CNG supply purposes this Agreement the term shall commence on the date the System becomes fully operational and is first used by Walters; provided, however, that if that date is any date other than the first day of the calendar month, then for CNG supply purposes, the commencement date shall be deemed to be the first day of the first full calendar month after the System becomes fully operational and is first used by Walters (the “Commencement Date”). For CNG supply purposes, this Agreement shall be for an initial term of seven (7) years commencing on the Commencement Date (the “Term”). So long as a default is not then existing hereunder, Walters shall have the right to renew this Agreement for four (4) additional periods of two (2) years each (each an “Option Period”). Titan shall give Walters written notice of Walters’ option to extend not less than three (3) months and not more than nine (9) months prior to the expiration of the Term or any previously exercised Option Period (the “Option Notice”). To exercise any Option Period, Walters shall issue a written renewal notice (the “Renewal Notice”) to Titan not less than thirty (30) days and not more than six (6) months prior to the expiration of the Term or any previously exercised Option Period. Walters may issue its Renewal Notice regardless of whether it has first received Titan’s Option Notice. If Walters, after receiving the Option Notice from Titan in a timely fashion, does not provide its Renewal Notice within the timeframe set forth herein this Agreement shall automatically expire at the end of the Term or applicable Option Period. Notwithstanding the foregoing to the contrary, if Titan fails to give Walters the Option Notice as required hereunder and if Walters fails to give Titan the Renewal Notice or written notice of its intent to let this Agreement terminate at the end of the Term or any applicable Option Period, and if the parties continue to operate under this Agreement past the end of the Term or any applicable Option Period, this Agreement shall continue on a month to month basis but Walters shall thereafter have the ongoing option, upon thirty (30) days written notice to Titan, to either extend this Agreement for a period of two (2) years from the date of Walters notice or to terminate this Agreement at the end of such thirty (30) day period; provided, however, that Titan may, upon written notice to Walters (the “Requirement Notice”), require Walters to elect to either renew or terminate this Agreement within thirty (30) days of service of the Requirement Notice. If Walters, after receiving the Requirement Notice from Titan, does not provide written notice of its intent to exercise its right to extend this Agreement for two (2) years from the date of the Requirement Notice, this Agreement shall automatically expire at the end of the Term or applicable Option Period. Whenever reference is made in this Agreement to the Term of this Agreement, such reference shall include any Option Period if it is so exercised.

3.          CNG SUPPLY. Beginning on the Commencement Date, Walters agrees to purchase CNG exclusively from Titan during the Term hereof except in the circumstances where the System is offline (an Offline Event as defined in Section 5 below) or a vehicle needs intraday fueling and it is impractical for the vehicle to refuel at the System. Walters agrees to purchase a minimum of Twelve Thousand (12,000) GGE per calendar month (“Minimum GGE”) from Titan to the extent that Titan is able to supply the same. The monthly calculation of the Minimum GGE shall include: (a) GGEs from the System and (b) all purchases of CNG from a supplier other than Titan during an Offline Event. Walters’ shall provide Titan with receipts for any CNG purchased during a calendar month under sub-paragraph (b) above as proof of the GGEs purchased.

3.1.       Rates. The initial billing rates for the CNG as agreed to by Walters and Titan are set forth on Exhibit C, as may be amended from time to time during the Term (“Rates”).

3.2.       Billing and Credits. Titan shall invoice Walters on a monthly basis, in arrears, in accordance with the Rates, for the minimum 12,000 GGE per month, or Walters’ actual CNG usage, whichever is greater. In the event any fuel tax credits or other credits become available for Walters use of CNG, all such credits shall be split equally between the parties by Titan issuing Walters a credit against its next coming due invoice. Titan shall be solely responsible for filing all required information and documentation with the applicable governmental or regulatory agency to receive said credits and shall provide Walters with a detailed calculation of all the credits received and the applicable split.

3.3.       Payment. All fees shall be payable within thirty (30) days of receipt by Walters of Titan’s invoice. Walters is entitled to withhold payment until such time as Titan provides Walters with a completed W-9 form or in the event Titan is in default under the terms and conditions of this Agreement. The parties acknowledge and agree that the foregoing is a reasonable requirement to allow Walters to comply with its legal requirements. A finance charge will be imposed at a rate of 1.0% (one percent) per month on any balances that remain unpaid after thirty (30) days past the invoice date. The balance to which the rate will be applied includes any arrearages or finance charges. For purposes of computing the finance charge, a month runs from one date in a month to the corresponding date in the following month, or, if there is no corresponding data, then to the last day of the following month. A day is considered 1/30th of a month if the computation is made for a fraction of a month.

3.4.       Taxes. Titan shall be solely responsible for remitting any applicable excise, sales, fuel, or use taxes relating to the purchase by Walters of CNG under this Agreement to the applicable authority, and for payment of all personal property taxes assessed or otherwise asserted against or upon the System and Equipment and Titan shall indemnify Walters and Owner from the payment thereof. Walters or Owner shall be responsible for payment of all real estate taxes and assessments assessed or otherwise asserted against the Property and shall indemnify Titan from the payment thereof; provided, however, if the construction of the System on the Property causes an increase in the assessed value of the Property which results in an incremental increase in the real estate taxes and assessments asserted against the Property, Titan shall pay to Walters, upon demand each year, the incremental increase in said real estate taxes and assessments, as the same is determined by Walters in its reasonable discretion.

3.5.       Abatement. If at any time during the Term of this Agreement, Walters is prevented from utilizing the System due to Force Majeure, condemnation, fire or casualty damage, or other catastrophic event, through no fault of Walters, the Minimum GGE purchase requirement shall abate until such time as Walters can once again fully utilize the System, or in the event the System becomes or will be completely inoperable for a period of ninety (90) days or more, the Minimum GGE purchase requirement shall abate and Walters may, at its option, terminate this Agreement with thirty (30) days written notice to Titan after the occurrence of the precipitating event.

4.          ACCESS.

4.1.       Right of Access to Property to Construct, Repair and Maintain. Owner and Walters hereby grant to Titan the right to enter on, over, across, in, through and under the Property for the purpose of accessing, installing, constructing, operating, maintaining, repairing, restoring, replacing and removing, existing and future utility lines, pipes, systems, and components, including Titan’s CNG pipeline, to the extent reasonably necessary, from time to time, to initially construct and thereafter maintain and service the System; provided, however that such access shall be subject to: (a) reasonable advance notice by Titan (or its contractors or agents) to Owner and Walters, and (b) Titan’s good faith efforts when accessing the Property to limit its interference with Walters or Owner’s operations on the Property. Titan shall, at all times, comply with any reasonable time, access, vehicle flow, and other reasonable restrictions as Walters or Owner may impose to maintain the integrity of the Property and the efficient operation of Walters’ business. The term of the right to access granted in this Paragraph 4.1 shall commence upon the Effective Date and continue until the expiration or earlier termination of this Agreement. The location and configuration of the applicable access rights will be agreed upon in writing by the parties prior to the commencement of the System’s construction.

4.2.       Access to the System. Once constructed and continuing throughout the Term, Walters shall have access to the System on a twenty-four (24) hour, seven (7) day a week priority basis.

4.3.       Fueling Truck Access. In addition to Titan’s rights set forth in Paragraph 4.1 above, Owner and Walters hereby grant to Titan the right to enter onto the Property for the limited purposes of using the one or more time fill post to fuel Titan’s remote fueling trucks (“Fueling Truck Access”), subject to the parties first agreeing in writing as to a schedule of when the System shall be available for Fueling Truck Access and the procedure for documenting the CNG consumption and reimbursement of underlying expenses (i.e., electricity use, etc.). Titan’s Fueling Truck Access is not assignable to any third party and Titan shall have no access to the System or the Property for the purpose of making commercial sales of CNG to third parties. Titan’s Fueling Truck Access shall commence upon the Effective Date and continue until the expiration or earlier termination of this Agreement.

5.          SYSTEM OFFLINE. An “Offline Event” shall occur when any event, through no fault of Walters: (a) causes the System to be nonoperational for a period of twelve (12) or more continuous hours, or (b) prevents Walters vehicles from being fully fueled prior to the start of Walters business operations each morning assuming such vehicles were waiting to be fueled at the System for at least eight (8) hours prior to the start of that day’s business operations. In the event of an Offline Event which requires Walters vehicles to be fueled elsewhere, Titan shall provide Walters a one to one credit against the Minimum GGE for all CNG purchased from a supplier other than Titan and in addition, Titan agrees to pay or reimburse Walters the difference in CNG cost between the price per GGE under this Agreement for the applicable month and the actual cost paid by Walters per GGE to fuel its vehicles at another CNG fuel providers station, including all applicable fees, surcharges and taxes. In the event that there are four (4) or more Offline Events during any rolling twelve (12) month period, beginning with the Commencement Date, Walters shall have the right to terminate this Agreement with thirty (30) days written notice to Titan.

6.          MAINTENANCE.

6.1.       System Maintenance. At all times during the Term Titan shall carry out, at its sole cost and expense, regular and routine inspections of the System on at least a monthly basis and shall conduct all maintenance and make all improvements, replacements, or repairs of every kind or character to the System, including any Titan owned or leased Equipment, as well as all mechanical, electrical and other systems servicing the System, and shall keep and maintain the same in a safe and sightly manner and in good working order and repair. Titan shall provide Walters with copies of any and all documentation created as part of the inspection process, whether manually or electronically created through internal monitoring mechanisms of the System. Titan understands and agrees that the obligations described herein are critical to Walters and failure of Titan to meet these obligations may have a material and adverse impact on Walters’ business. As such, Titan shall, at no cost to Walters, provide appropriate training and written manuals to Walters’s employees on the proper manner in which to engage in inspection, repair and/or routine maintenance of the System, including, but limited to Equipment, owned or leased by Titan. Walters and its employees shall have no liability to Titan for any loss or damage which may result by reason of said inspection, repairs and/or routine maintenance performed by Walters’s employees.

6.2.       Property Maintenance. Except for those matters deemed Titan’s responsibility in this Agreement, Walters and Owner agree, at their sole cost and expense, to keep the Property in a good state of repair, neat and sanitary in condition, and matters of like nature governing the maintenance and use of the Property.

7.          REGULATORY.

7.1.       Vehicle Fuel Tank Inspections. If required by a governmental or regulatory authority, Walters will cause its employees, certified in CNG inspections, to conduct cylinder and fuel system inspections on each of its vehicles and maintain evidence of said inspections. Proof of inspection shall consist of the fully completed inspection form, accompanied by the automobile repair/inspection work order showing the date, inspector name and qualifications, and the results of the performance of the inspection.

7.2.       Regulatory Authority Compliance. This Agreement shall at all times be subject to any changes or modifications the Minnesota Public Utilities Commission or any other applicable federal, state or local regulatory authority may direct from time to time in the exercise of its jurisdiction. Titan shall immediately notify Walters of any such changes or modifications that may affect Walters’ obligations under this Agreement.

7.3.       Zoning, Permits, Licenses. Titan shall be responsible, at its sole cost and expense, for securing and maintaining any permits, licenses, or other regulatory approvals required to design, construct, maintain and operate the System during the Term, Walters and Owner shall have no responsibility related to said permits, licenses or approvals other than cooperation with Titan to secure any applicable permit, license and approval.

8.          MARKS. Each party understands and agrees that the trademarks, trade names, service marks, logos (the “Marks”) are the exclusive property of the applicable party and the other party asserts no claim and shall at no time assert any claim of ownership to the other party’s Marks. Neither party shall contest the ownership of the other party’s Marks or their validity. Nothing in this Agreement shall be construed to give, license, sell, or otherwise transfer a party’s right or interest in or to its Marks or their use, to the other party without the prior written consent of the granting party. Neither party is granting the other party any express or implied right, including any license, to use the other party’s Marks in the operation of the party’s business or otherwise.

9.          INDEMNIFICATION.

9.1.       By Titan. Titan hereby agrees to indemnify, defend, and hold harmless Walters and Owner, their agents and affiliates, their respective successors and assigns, and their respective employees, officers, directors, and shareholders, with respect to and in connection with any /STA liability, damage, penalty, fine, forfeiture, loss, claims, and expenses, including reasonable attorneys’ fees but excluding punitive, incidental, and consequential losses, damages, and expenses (collectively the “Walters’ Damages”) arising out of, relating in, or resulting in any way from the performance of any aspect of this Agreement, including, but not limited to construction defects in the System, to the extent that such Walters’ Damages are (a) attributable to bodily or personal injury, sickness, disease, or death or to injury to or destruction of tangible property, either real or personal; and(b) caused by the act or omission of (i) Titan, (ii) anyone directly or indirectly employed by or contracting with Titan (other than Walters/Owner), or (iii) anyone else for whose acts Titan may be legally liable. The provisions of this Section shall survive the termination or expiration of this Agreement, and shall apply to and inure to the benefit of all heirs, successors, and assigns of Walters and Owner, their directors, officers, shareholders, employees, tenants, sub-tenants, and affiliates. This indemnification shall not require payment as a condition precedent.

9.2.       By Walters. Walters hereby agrees to indemnify, defend, and hold harmless Titan, its affiliates and agents, its respective successors and assigns, and its respective employees, officers, directors, and shareholders, with respect to and in connection with any harm, liability, damage, penalty, fine, forfeiture, loss, claims, and expenses, including reasonable attorneys’ fees but excluding punitive, incidental, and consequential losses, damages, and expenses (collectively the “Titan’s Damages”) arising out of, relating to, or resulting in any way from the performance of the Agreement to the extent that such Titan’s Damages are (a) attributable to bodily or personal injury, sickness, disease, or death or to injury to or destruction of tangible property, either real or personal, and (b) caused by the act or omission of (i) Walters, (ii) anyone directly or indirectly employed by or contracting with Walters (other than Titan or any of Titan’s agents or employees), or (iii) anyone else for whose acts Walters may be legally liable. The provisions of this Section shall survive the termination or expiration of this Agreement, and shall apply to and inure to the benefit of all heirs, successors, and assigns of Titan, its directors, officers, shareholders, employees, and affiliates. This indemnification shall not require payment as a condition precedent.

9.3.       Limitations on Liability. Except as set forth herein to the contrary, neither Walters, Owner nor Titan shall in any event be liable in damages for each other’s customer loss or other consequential damages of whatever kind or nature, regardless of the cause of the damages, and each party, and anyone claiming by or through them, expressly waives all claims for such damages.

10.        DEFAULT AND TERMINATION.

10.1.     Walters Default. An event of default shall be deemed to have occurred if: (a) Walters fails to pay Titan any sum payable under this Agreement within thirty (30) days of invoice, other than sums that Walters is contesting in good faith, and such failure shall continue for a period of thirty (30) days after delivery of written notice to Walters specifying the default; (b) default shall be made in the prompt and full performance of any covenant, condition or agreement of this Agreement to be kept or performed by Walters (other than a default involving payment of money) and such default or breach of performance shall continue for a period of thirty (30) days after delivery of written notice to Walters specifying such default or breach of performance, provided, however, that if such default cannot be reasonably cured within such thirty (30) day period, Walters shall be entitled to reasonable additional time within which to effect a cure so long as such cure is commenced within that thirty (30) day period and Walters thereafter diligently prosecutes the cure to completion; or (c) any proceeding shall be commenced to declare Walters bankrupt or insolvent or to obtain relief under any chapter or provision of any bankruptcy or debtor relief law or act or to reduce or modify Walters’ debts or obligations or to delay or to extend the payment thereof, or any assignment of Walters’ property be made for benefit of creditors, or a receiver or trustee be appointed for Walters, or any of Walters’ property or business. Upon the occurrence of an uncured event of default, Titan may terminate this Agreement upon thirty (30) days written notice to Walters of it exercising its option to terminate.

10.2.     Titan Default. An event of default shall be deemed to have occurred if (a) Titan fails to pay Walters or Owner any sum payable under this Agreement within thirty (30) days of invoice, other than sums that Titan is contesting in good faith, and such failure shall continue for a period of thirty (30) days after delivery of written notice to Titan specifying the default; (b) default shall be made in procuring or maintaining any policy of insurance required under this Agreement to be procured and maintained by Titan, and such default shall continue for a period of ten (10) days after delivery to Titan of notice specifying such default; (c) default shall be made in the prompt and full performance of any covenant, condition or agreement of this Agreement to be kept or performed by Titan (other than a default involving payment of money or insurance coverage) and such default or breach of performance shall continue for a period of thirty (30) days after delivery of written notice to Titan specifying such default or breach of performance, provided, however, that if such default cannot be reasonably cured within such thirty (30) day period, Titan shall be entitled to reasonable additional time within which to effect a cure so long as such cure is commenced within that thirty (30) day period and Titan thereafter diligently prosecutes the cure to completion; or (d) any proceeding shall be commenced to declare Titan bankrupt or insolvent or to obtain relief under any chapter or provision of any bankruptcy or debtor relief law or act or to reduce or modify Titan’s debts or obligations or to delay or to extend the payment thereof, or any assignment of Titan’s property be made for benefit of creditors, or a receiver or trustee be appointed for Titan, or any of Titan’s property or business. Upon the occurrence of an uncured event of default, Walters or Owner, as may be applicable, may, at its option, without further notice or demand of any kind to Titan or any other person, exercise the following described remedies (in addition to all other legal or equitable remedies): (a) terminate this Agreement upon thirty (30) days written notice to Titan; or (b) without terminating this Agreement, perform any covenant or agreement or satisfy or observe any condition creating or giving rise to a default under this Agreement and Titan agrees to pay to Walters or Owner, as applicable, on demand, the amount expended by Walters or Owner in performing such covenants or agreements or satisfying or observing such condition. If Walters or Owner, their agents or employees, perform any covenant or condition that is the responsibility of Titan under this Agreement, such performance shall not terminate this Agreement nor relieve Titan from the continued performance of all covenants, conditions and agreements of this Agreement, and Titan further agrees that Walters and Owner shall not be liable for any claims for loss or damage to Titan or anyone claiming through or under Titan.

11.         REPRESENTATIONS AND WARRANTIES.

11.1.     By Owner. Owner hereby represents and warrants that: (a) Owner has good and marketable title to the Property, free and clear of any and all liens and encumbrances except those of record thereon; (b) Owner is duly organized and validly existing under the laws of its state of organization, with full power and authority to enter into this Agreement and perform and consummate the transaction herein contemplated; and (c) this Agreement constitutes the valid and binding obligation of Owner, enforceable in accordance with its terms, without any other or further action.

11.2.     By Walters. Walters hereby represents and warrants that: (a) Walters is rightfully possessed and occupying the Property; (b) Walters is duly organized and validly existing under the laws of its state of incorporation, with full power and authority to enter into this Agreement and perform and consummate the transaction herein contemplated; (c) the execution and delivery of this Agreement has been duly authorized, and this Agreement constitutes the valid and binding obligation of Walters, enforceable in accordance with its terms, without any other or further action; (d) the execution, delivery and performance of this Agreement by Walters does not and will not conflict with or violate any law, judgment, order, decree, agreement, limitation, or restriction to which Walters is a party or by which it or its assets are bound or encumbered; and (e) there are no bankruptcy, receivership, or tax deficiency proceedings pending or, to the knowledge of Walters, threatened against Walters in any court or before any federal or state commission or authority, and there are no claims, actions, or proceedings pending or, to the knowledge of Walters, threatened which would prohibit or affect the validity of the transaction contemplated by this Agreement.

11.3.     By Titan. Titan hereby represents and warrants to Walters and Owner that: (a) Titan is duly organized and validly existing under the laws of its state of organization, with full power and authority to enter into this Agreement and perform and consummate the transaction herein contemplated; (b) the execution and delivery of this Agreement by Titan has been duly authorized by Titan, and this Agreement constitutes the valid and binding obligation of Titan, enforceable in accordance with its terms, without any other or further action; (c) the execution, delivery and performance of this Agreement by Titan does not and will not conflict with or violate any law, judgment, order, decree, agreement, limitation, or restriction to which Titan is a party; (d) Titan has good and marketable title to the Equipment and components comprising the System free and clear of any and all liens and encumbrances; (e) Titan possesses or will possess all required permits, licenses and approvals for the operation of its business; (f) there are no bankruptcy, receivership, or tax deficiency proceedings pending or, to the knowledge of Titan, threatened against Titan in any court or before any federal or state commission or authority, and there are no claims, actions, or proceedings pending or, to the knowledge of Titan, threatened which would prohibit or affect the validity of the transaction contemplated by this Agreement; (g) the construction of the System shall meet the requirements of this Agreement, comply with all warranties imposed by law, rule, regulation upon Titan and/or its contractors; (h) Titan, at its sole cost and expense, shall timely repair or remedy, or caused to be repaired or remedied, any defects in workmanship and material; and (i) Titan, its contractors, representatives, employees and agents shall observe all safety, nondiscrimination, equal employment, business ethics and other rules and policies and shall comply with all applicable laws, rules and regulations or any governmental authority in performing its obligations under this Agreement. All warranties shall survive the expiration or earlier termination of this Agreement.

12.        INSURANCE.

12.1.     Construction Insurance. Prior to commencement of construction and continuing until completion thereof, or the Commencement Date, whichever is the last to occur, Titan shall maintain, or cause to be maintained, casualty insurance in builder’s risk form insuring on an “all risk” basis, subject to policy exclusions, equal to the maximum probable loss and covering the System, the Property and all materials and equipment to be incorporated therein, including property in transit or elsewhere, covering Walters, Owner, and each of their respective agents and beneficiaries, Titan and Titan’s contractors and subcontractors as their interests may appear, against loss or damage by fire, vandalism and malicious mischief, and such other risks. In addition, Titan agrees to require its contractor and subcontractors engaged in the performance of the construction to effect, maintain and deliver to Titan, Walters and Owner certificates evidencing the existence of, prior to the commencement of construction and until completion thereof, the minimum insurance coverage’s described in Paragraphs 12.1.1 through 12.1.3 below. Prior to the commencement of construction, Titan shall deliver or cause to be delivered to Walters and Owner certificates of all required insurance and evidence of the payment of premiums thereon (and certificates of renewal, and evidence of premium payments with reference thereto, where appropriate) evidencing Walters and Owner as additional insureds on a primary and non-contributory basis. All such insurance shall provide, and certificates thereof shall state, that the same is non-cancelable and non-amendable without thirty (30) days prior written notice to Walters and Owner.

12.1.1       Workmen’s compensation insurance, in accordance with the laws of the State of Minnesota, including Employer’s Liability Insurance, to the limits of $1,000,000 each accident.

12.1.2       General liability insurance against bodily injury, including death resulting therefrom, Premise/Ongoing Operations and Products/Completed Operations insurance to the combined aggregate limits of $3,000,000.

12.1.3       Automobile insurance, including “hired/non-owned” automobiles against bodily injury, including death resulting therefrom to the combined aggregate limit of $1,000,000 for personal injury, and against property damage to the combined aggregate limit of $1,000,000.

12.2.     Insurance of Titan. Titan agrees to procure and maintain at its sole cost and expense the following insurance to protect Walters and Owner from claims that may arise out of or relate to the performance of this Agreement by Titan or anyone directly or indirectly employed by or contracting with Titan or anyone else for whose acts Titan may be liable, and such insurance shall be maintained in full force and effect during the full Term:

12.2.1       Workers’ compensation insurance as required by law, including employers’ liability coverage for injury, disease, and death, with coverage limits of not less than $500,000 per accident and $1,000,000 per employee.

12.2.2       Property insurance with an extended coverage endorsement covering the System, the improvements to the Property which relate to the System, and Equipment, furnishings, and personal property thereto in an amount equal to one hundred percent (100%) of the replacement cost of such property.

12.2.3       Commercial general liability insurance, including contractual liability insurance, premise/ongoing operations and products/completed operations coverage, on an occurrence basis for bodily injury, disease, death, property damage, personal injury, and contractual liability, with coverage limits of not less than $1,000,000 per occurrence and $2,000,000 general aggregate for bodily injury and property damage.

12.2.4       Automobile insurance, including “non-owned” automobiles against bodily injury, including death resulting therefrom to the combined aggregate limit of $500,000 for personal injury, and against property damage to the combined aggregate limit of $100,000.

12.2.5       Umbrella liability insurance on an occurrence form, with coverage limits of not less than $5,000,000 per occurrence and in the aggregate.

12.3.     Other Requirements. All insurance policies required hereunder shall be written by one or more insurance carriers rated A-/Size VII or better by A.M. Best Company which are licensed to do business in the State of Minnesota. All deductibles for insurance required hereunder shall be at the sole expense of the party carrying such insurance. Titan shall forward or cause to be forwarded to Walters and Owner evidence of all insurance policies which are required hereunder within thirty (30) days of the Effective Date and upon any renewal of the insurance coverage during the Term. Such evidencing certificate(s) shall provide that: (a) Walters and Owner be named as additional insured on a primary and non-contributory basis; and (b) insurance carriers shall endeavor to provide Walters and Owner with not less than thirty (30) days’ written notice prior to cancellation or non-renewal of any required policy. Titan agrees to have their respective property damage insurance carriers waive any right to subrogation that such companies may have against Walters, so long as the insurance is not invalidated thereby.

13.        LIENS. During the Term, Titan shall promptly pay for any work done or material furnished in or about the Property under Titan’s direction, or the direction of Titan’s employees, agents, contractors, or representatives, including all construction work, and shall not permit or suffer any lien, judgment or security interest to attach to the Property and shall promptly cause any such lien, judgment, security interest, or any claim therefore to be released; provided, however, that if Titan elects to contest a claim to any lien, judgment or security interest, Titan shall indemnify Walters and Owner and provide to Walters and Owner a corporate surety bond in an amount equal to twice the amount of the contested lien, judgment or security interest, issued by a surety company satisfactory to Walters and Owner. Titan shall have no authority or power, express or implied, to create or cause any lien, judgment, security interest, charge or encumbrance of any kind against the Property. Titan shall save, protect, indemnify and hold harmless Walters, Owner, the Property, from and against all claims in the nature of mechanics’ liens, statutory liens, judgments or security interests arising out of any contracts entered into, or any services, labor or materials rendered, with respect to the System, the System itself, the Property or any other Titan improvements.

14.        ENVIRONMENTAL MATTERS.

14.1.     Definitions. For the purposes of this Agreement, the term “Hazardous Materials” shall mean any hazardous or toxic substance, material, chemical, or waste, including those substances, materials, chemicals, and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 C.F.R. § 172.01) or by the Environmental Protection Agency as hazardous substances (40 C.F.R. Part 302), and amendments thereto; or such substances, materials, chemicals, and wastes that are or become regulated under any applicable, local, state, or federal law, rule, or regulation, or as defined as “hazardous substances,” to any law, including, without limitation, petroleum, petroleum by-products and derivatives, asbestos, urea formaldehyde, or polychlorinated biphenyls. The term “Environmental Law” shall mean, collectively, all applicable laws, ordinances, and regulations (including consent decrees and administrative orders) relating to public health and safety and protection of the environment, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Superfund Amendment and Reauthorization Act, the Federal Water Pollution Control Act, the Clean Water Act, the Clean Air Act and any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous waste, substance or material, all as amended, modified and/or hereinafter created or enacted, from time to time.

14.2.     Titan’s Representations and Warranties. Titan represents, warrants and covenants to Walters and Owner that Titan:

14.2.1       shall use, handle, control, and dispose of any Hazardous Material used with the System or placed on the Property in accordance with any applicable Environmental Law and shall not cause or permit to occur any generation, manufacture, storage, treatment, transportation, release, or disposal of any harmful, hazardous or toxic wastes or substances (as those terms are defined under any applicable Environmental Law) on, in, under, about or from the System or the Property except in quantities required for the conduct of Titan’s business and only then, pursuant to handling practices permitted by any and all applicable Environmental Laws;

14.2.2       shall obtain and keep in effect all governmental permits and approvals relating to the use or operation of the System or the Property required by applicable Environmental Laws, and Titan agrees to comply with the terms of the same;

14.2.3       shall immediately notify Owner and provide copies upon receipt of all written complaints, claims, citations, demands, inquiries, reports, or notices relating to compliance with Environmental Laws and shall, at its sole cost, promptly cure and have dismissed with prejudice any such actions;

14.2.4       shall keep the Property free of any lien imposed pursuant to any Environmental Laws;

14.2.5       shall immediately orally notify Owner and forward written notice within twenty-four (24) hours, in the event that Titan becomes aware of a spill, release, discharge, or disposal of Hazardous Materials from the System or in the vicinity of the System and shall take all corrective action required by any applicable Environmental Law resulting from the release of any Hazardous Material at the System or on the Property;

14.2.6       shall properly dispose of all waste regulated by any governmental agency in a manner that complies with all such applicable regulations, laws and codes; and

14.2.7       shall be responsible for all resulting damages, penalties, injunctive relief, and cleanup costs pursuant to any applicable Environmental Law.

14.3.     Indemnification by Titan. If Titan, through its use, handling, storage, manufacturing or disposal of any substances, negligently or otherwise contaminates the Property, or any portion thereof or improvement thereon, the environment or any natural resources (collectively, the “Area”), notwithstanding any other provisions contained herein to the contrary, Titan shall immediately remove such substances from the Area, and cleanse the contaminated Area and any improvements, according to the specifications and requirements of any appropriate governmental agency. Titan also agrees to pay all such removal and cleansing costs, and to pay all damages suffered by Owner and/or Walters. In addition to all other indemnity rights granted Owner and/or Walters hereunder, Titan shall indemnify Owner and/or Walters and hold Owner and/or Walters harmless against and shall reimburse Owner and/or Walters for all costs relating to any and all claims, demands, judgments, penalties, liabilities, costs, damages, and expenses including costs of experts and attorneys’ fees and disbursements directly or indirectly incurred by Owner and/or Walters, both in connection with and prior to any trial or administrative hearing in any action against or involving Titan or affecting the Area resulting from the failure of Titan to comply with any covenant relating to hazardous substances, or breach of Titan’s environmental representations, warranties, and covenants contained in this Agreement. It is the intent hereof that Owner and/or Walters shall have no liability or responsibility for damage or injury to human health, the environment or natural resources, or any improvements thereon, caused by, for abatement and/or clean-up of, or otherwise with respect to hazardous substances brought onto the Area or manufactured upon the Area by Titan. This indemnity shall run in favor of Owner and/or Walters and their successors and assigns, and shall survive the termination of this Agreement or any renewal. Included within the indemnity herein provided is indemnity against loss in value to be determined by appraisal. In addition to the rights set forth above, Owner and/or Walters shall have the right at all reasonable times and from time to time to conduct environmental audits of the Property, and Titan shall cooperate in the conducting of those audits. The audits shall be conducted by a consultant of Owner’s and/or Walters’ choosing. If any Hazardous Material in violation of any of Titan’s warranties, representations, or covenants contained in this Agreement is discovered as a result of such audit, the fees and expenses of such consultant shall be borne by Titan and shall be paid under this Agreement on demand by Owner and/or Walters.

14.4.     Survivorship. All representations, warranties, and other agreements described in this Section 14 shall survive the termination or expiration of this Agreement, and shall apply to and inure to the benefit of all heirs, successors, and assigns of Walters, Owner and Titan, their respective directors, officers, shareholders, employees, tenants, sub-tenants, and affiliates.

15.        SURRENDER. No later than three (3) months following the termination or expiration of this Agreement by its terms, Titan shall, to the extent reasonable: (a) remove or cause to be removed from the Property by competent professionals all Equipment and all other unattached movable appurtenances installed, placed, or located at, on, or about the System, and (b) restore the Property to its original condition as of the Effective Date of this Agreement, except for ordinary wear and tear and damages by the elements. Walters, Owner and Titan agree that Titan shall not be required to remove any improvements contemplated hereunder which are permanent in nature, including, but not limited to, foundations, footings, pipelines, utility systems, concrete, paving, gravel, and utilities and Titan hereby agrees that title to such improvements shall pass to Owner as of the expiration or earlier termination of this Agreement and Titan agrees to execute all documentation as may be required to transfer all rights and/or ownership to such permanent improvements to Walters or Owner as the case may be. The location of the System on the Property shall be surrendered to Walters immediately following such removal and restoration. If Titan, contrary to the provisions of this Paragraph, fails to remove Titan’s Equipment from the Property following the expiration or sooner termination of this Agreement, then Owner may, at its option, deem any or all of Titan’s Equipment left in, upon or about the Property, to be abandoned, and Owner shall have the absolute right to dispose of such Equipment, at Titan’s expense, in such manner as Owner deems appropriate or Owner, at its option, may retain some or all of such Equipment and in such event, such retained property shall be and become the property of Owner, without any claim therein of Titan. In addition, if Titan fails to repair all damage to the Property following the expiration or sooner termination of this Agreement, Owner may, but is not obligated to, at its option, repair all damage to the Property, at Titan’s expense. Upon termination of this Agreement or of Titan’s possession, Titan shall surrender all keys for the Property and/or System and shall inform Owner of all security and entry codes and all combinations of locks or other security devices, if any.

16.        FIRE AND CASUALTY DAMAGE. If the System is damaged or rendered untenantable by fire or other casualty such that the repair, restoration, or rebuilding of the System would require more than ninety (90) days for completion, Walters shall have the option, upon written notice to Titan within thirty (30) days after the occurrence of such fire or other casualty, to terminate this Agreement and in such an event, the Term shall expire as of the date of such fire or other casualty. If Walters does not give such notice, Titan shall immediately proceed to repair, restore, and rebuild the System, at Titan’s cost and expense, and complete the repairs within a reasonable amount of time. The Minimum GGE purchase requirement shall abate from the date of such fire or other casualty until the repairs, restoration, and/or rebuilding shall be completed. If this Agreement is terminated pursuant to notice as provided in this Paragraph, no fees shall be payable by Walters for any period after the date of such fire or other casualty and the same shall be apportioned as of such date and any fees paid for any period beyond such date shall be repaid to Walters.

17.        CONDEMNATION. Walters or Owner shall fully advise Titan in a timely manner of all condemnation proceedings or prospective condemnation proceedings so that Titan may fully protect and prosecute its rights and claims relating to the Property. If the whole of the Property shall be taken or condemned by, or transferred in lieu of condemnation to, any governmental or quasi-governmental authority or agency with the power of condemnation during the Term, Titan shall be entitled to any award based upon its interest as set forth in this Agreement, along with the value of all Titan’s improvements which are not re-usable by Titan, including, without limitation, the System, Titan’s Equipment, fencing, and for all of Titan’s other personal property, trade fixtures, fixtures, moving expenses, business damages, business interruption, business dislocation, or other losses or expenses as may be incurred. In the event only a portion of the Property, which portion does not include the whole of the System, shall be taken or condemned by, or transferred in lieu of condemnation to, any governmental or quasi-governmental authority or agency with the power of condemnation during the Term, the parties shall have the option to terminate this Agreement. In either event, Titan shall be entitled to any award from a governmental authority based upon the value of all Titan’s improvements, including, without limitation, the System, Titan’s Equipment, fencing, and for all of Titan’s other personal property, trade fixtures, fixtures, moving expenses, business damages, business interruption, business dislocation, or other losses or expenses as may be incurred. Nothing contained herein shall prohibit Titan from making its own claims against any condemning authority for any losses or damages Titan shall incur as a result of a condemnation, or sale in lieu of condemnation, of the whole or any portion of the Property. In no event shall Titan be entitled to any type of compensation or award from Walters or Owner for condemnation.

18.        ALTERATIONS; ADDITIONS; IMPROVEMENTS. Titan shall have the right, at Titan’s sole expense, from time to time, with Walters and Owner’s prior written consent, to make such alterations, changes, installations, additions, or improvements (collectively, the “Changes”), in, on, to, or about such parts of the System and Property as Titan shall deem expedient or necessary for the use, operation and maintenance of the System. Except as set forth herein to the contrary, all of Titan’s installations, additions, or improvements shall remain the property of Titan. No Changes shall affect the safety or impair the value of the Property and all work related thereto shall be done in a good and workmanlike manner in accordance with all applicable laws, codes, and regulations. No Changes shall result in any liens, judgments or security interests being placed upon the Property and Titan shall indemnify Owner against any such liens that accrue against the Property.

19.        MISCELLANEOUS.

19.1.     Training. Titan, at no cost to Walters, shall provide appropriate training and written training materials and operating manuals on the use of the System, troubleshooting the System, emergency repairs and shut-down of the System, and the proper manner of fueling a vehicle to each employee designated by Walters upon the System becoming fully operational and at such other times as any changes or upgrades are made to the System by Titan.

19.2.     Reserved Rights. Owner reserves the right to further develop or improve the Property as it deems appropriate, and to, at any and all times, have full and unrestricted access to the area on which the System is located.

19.3.     Data. Titan has the limited right to collect, use, or distribute all non-proprietary vehicle performance data relating to the Walters’ CNG vehicle operations upon prior written consent of Walters.

19.4.     Assignment. This Agreement may not be assigned by Titan without the prior written consent of Walters which will not be unreasonably withheld, conditioned, or delayed. Walters may assign this Agreement at any time without limitation. If this Agreement is assigned, it shall be binding on the party to which it is assigned. Assignment of this Agreement shall not release the assigning party from any of its obligations under this Agreement unless such a release is agreed to in writing by the other party and the assuming party.

19.5.     Entire Agreement. This Agreement constitutes the complete agreement of the parties with respect to the subject matter hereof. No representations, inducements, promises, or agreements, oral or written, have been made by any party, or anyone acting on behalf of any party, which are not contained herein, and any prior agreements, promises, negotiations, or representations are superseded by this Agreement. This Agreement may not be amended except by an instrument in writing signed by all affected parties. The headings and captions inserted in this Agreement are for convenience only and in no way define, limit, or otherwise describe the scope or intent of this Agreement, or any provision hereof, or in any way affect the interpretation of this Agreement. The parties agree to keep the terms of this Agreement strictly confidential and not disclose the same to any other person or entity, except as may be required by the order of a court with jurisdiction. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Any party may deliver its signature via facsimile or e-mail (in the form of a PDF or otherwise), and any signature so delivered shall be binding on the delivering party.

19.6.     Severability. If any clause or provision of this Agreement is illegal, invalid, or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Agreement shall not be affected thereby.

19.7.     Force Majeure. Neither party shall be held responsible for delays in the performance of its nonmonetary obligations hereunder when caused by strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes therefor, governmental restrictions, governmental regulations, governmental controls, enemy or hostile governmental action, civil commotion, fire or other casualty, and other causes beyond the reasonable control of such party.

19.8.     Waiver. Either party’s failure strictly to enforce any provision of this Agreement shall not be construed as a waiver of that provision or as excusing the other party from future performance. One or more waivers of any covenant, term, or condition hereof shall not be construed as a waiver of a subsequent breach of the same covenant, term, or condition.

19.9.     Brokers. Titan represents and warrants that Titan has not signed a listing agreement, dealt with, or otherwise agreed to pay a broker’s commission, finder’s fee, or other like compensation, if any, to any party other than Titan, its employees or any entity or individual which is an independent contractor of Titan, in connection with the System or the transaction contemplated by this Agreement and Titan agrees to indemnify and hold Walters harmless from and against any such claims or costs, including attorneys’ fees, incurred as a result of the transaction contemplated by this Agreement.

19.10.   Notice. All written notices, requests, demands, consents, certificates, or other communications required or permitted to be given under this Agreement shall be sufficiently given when (i) mailed by certified mail, return receipt requested, postage prepaid, (ii) sent via commercial overnight delivery courier, fees prepaid, or (iii) sent by facsimile or other electronic transmission and confirmed by method (i) or (ii) above, addressed to the applicable party, as the case may be, at their respective most recent addresses on file with the other party hereto. Either party may by like notice at any time and from time to time designate a different address to which notices shall be sent. Notices given in accordance with these provisions shall be deemed received when mailed.

19.11.   Binding Effect; Further Assurances. The covenants and conditions of this Agreement shall apply to and be binding upon and inure to the benefit of the parties hereto and any other person or entity having any interest therein during their ownership thereof, and their respective grantees, heirs, successors, executors, administrators, successors and assigns, and all parties claiming under them. Each of the parties hereto shall execute and deliver to the other party hereto such other instruments as may be reasonably required in connection with the performance of this Agreement.

19.12.   Governing Law. The parties intend that this Agreement and the relationship of the parties will be governed by the laws of the State of Minnesota. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or of any amendments to this Agreement.

19.13.       Independent Supplier. It is expressly understood and agreed that Titan retains its independent existence and all rights to independently manage its business. Walters is not offering to provide and Titan is not expecting that Walters provide any significant assistance in the operation of Titan’s business. Titan shall not be considered the agent or representative of Walters and Titan shall have no authority to incur any obligation on the behalf of or in the name of Walters or Owner.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

TITAN:		WALTERS:
Titan CNG Blaine, LLC		Walters Recycling & Refuse, Inc.

By:	/s/ Kirk Honour	By:	/s/ George Walter
Its:	President	Its:	Owner

OWNER:
Walters Investments, LLC

		By:	/s/ George Walter
		Its:	Owner

EXHIBIT A
System Components

Item	Initial Quantity
C26.10 Bauer Xfill Compressor with Crank Case Heater, Audible Alarm, Remote Communications Modem, Interstage Temperature and Pressure Monitoring, Infrared Gas Detector, Interior Light (2 lights and vent fan)	1
Under-mount Storage - ASME 3 pack 24"x16'	1
Electronic Priority Panel with fast fill priority and time fill temp/pressure control	1
NEMA 4 PLC cabinet - locally mounted on cabinet/skid	1
NEMA 4 Cabinet Power Pane	1
Xebex STV20NGX-2-150A-110-220	1
FasTech K-Rail Single Hose FT-TFP-01-KRM	14
Concrete Jersey Barriers	23

EXHIBIT B
Preliminary Site Plan

EXHIBIT C
CNG Rate Schedule

Initial 6-Month Rate: $1.95 / GGE with minimum take pay of 12,000 GGE per month. Monthly take or pay billing will be $23,400 per Month, plus any reconciled adjustment for prior month overage, plus (or minus) any utilities purchased from Walters.

Regular Rate after 6-Months: $0.710 / GGE plus the actual cost of the natural gas plus any federal excise taxes plus any imposed state taxes plus the cost of electricity less Walters’ portion of any fuel tax credits or other credits received, with a minimum take pay of 12,000 GGE per month.